Filed Pursuant to Rule
                                                                 424(b)(3)
                                                           File Number 333-82870


PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 2002, as supplemented by the Prospectus Supplement dated April 1, 2002)


This Prospectus Supplement of VINA Technologies, Inc. is intended to be read in conjunction with VINA's Prospectus dated February 28, 2002, as supplemented by the Prospectus Supplement dated April 1, 2002.

Organizational Change

     On April 9, 2002, VINA announced that it is reducing its workforce by 23 percent, bringing its employee total to 144, in order to align its operations with changing market conditions.



            The date of this Prospectus Supplement is April 10, 2002